THE TAIWAN FUND, INC. REVIEW
June 2008

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) dropped by 12.54% in U.S. dollar terms in June. Proprietary traders and foreign investors net sold NT$10.59 billion and NT$115.88 billion, respectively, while local institutions net bought NT$0.25 billion.[delete: In terms of sector performance, sectors were all corrected with TAIEX.] The financial and the steel sectors outperformed, declining by 11.5% and 11.6% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the construction and appliance sectors underperformed and declined 22.61% and 19.43% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in June was up to 4.97% year-over-year (“YoY”). The seasonally adjusted unemployment rate was down to 3.89% in May. According to Customs’ records, Taiwan’s exports in May rose by 20.53% YoY to US$23.6 billion; however, export orders in May declined by 14.46% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 0.14% in June. An overweight position in the TFT-LCD sector and an underweight position in the foundry sector contributed negatively to the Fund’s performance, while an underweight position in the steel construction sector and shipping sector positively contributed to the Fund’s performance.
Investment Strategy:
In June, the TAIEX slid a total of 1,095 points, or 12.54% MoM, similarly to the US markets, amid concerns that sky-high oil prices will stoke inflation and threaten economic growth. Average daily turnover on the TAIEX fell to NT$98.4bn in June from NT$143.4bn in May. The thin daily turnover indicates many investors were staying on the sidelines, waiting for further improvement in cross-strait economic policies. In an environment of economic uncertainty and rising oil and food prices, recent turbulence for the TAIEX seems inevitable. This year dividend payments estimated around US$30bn should boost liquidity for the market. Also, liberalization of restrictive cross-strait policies and substantial planned infrastructure projects are likely to boost the domestic economy as well. The market still may rebound as long as the global economy does not deteriorate further. In terms of sector allocation, the Fund has a slightly over-weight position in technology and an under-weight position in cyclicals. The Fund holds a neutral position in the financial sector.
Total Fund Sector Allocation

	% of	% of
As of 06/30/08	Total Fund	TAIEX
Electronic Components	6.0	3.4
Electronics	4.1	1.5
IC Design	6.9	3.2
Memory IC	1.5	1.7
PC & Peripherals	10.3	15.2
Semiconductor Manufacturing	9.1	12.1
Telecommunication	7.5	9.8
TFT-LCD	6.2	5.7
Cement	—	1.6
Foods	2.3	1.2
Plastics	1.0	7.1
Textiles	4.0	1.8
Electric & Machinery	0.5	0.9
Elec. Appliance & Cable	—	0.4
Chemicals	1.0	1.5
Glass & Ceramics	2.2	0.4
Paper & Pulp	1.5	0.3
Steel & Iron	2.5	4.2
Rubber	—	0.8
Automobile	3.6	0.8
Construction	0.9	1.8
Transportation	—	2.6
Tourism	—	0.4
Finance	14.9	16.2
Wholesale & Retail	3.2	1.0
Others	—	4.1
Athletic Footwear	2.2	0.3
Petroleum Services	1.7	—
Real Estate	0.8	—
Total	93.9	100.00
Cash	6.1

Technology	51.6	52.6
Non-Technology	27.4	31.2
Financial	14.9	16.2

Total Net Assets: US$314.63 Million
Top 10 Holdings of Total Fund Portfolio

As of 06/30/08	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	6.83

Chunghwa Telecom Co., Ltd.	5.53

Hon Hai Precision Industry Co., Ltd.	3.61

Au Optronics Corp.	3.26

Asustek Computer, Inc.	2.99

MediaTek, Inc.	2.94

China Steel Corp.	2.46

Fubon Financial Holdings Co., Ltd.	2.44

President Chain Store Corp.	2.33

Hua Nan Financial Holdings Co., Ltd.	2.33

Total	34.72

NAV: US$16.94 Price: US$15.55 Discount: -8.21%

No. of Shares: 18.57 Million

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Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-12.68%	-12.54%	-12.07%
Fiscal Year to Date (c)	-14.84%	-8.94%	-8.32%
One Year	-11.68%	-8.65%	-5.64%
Three Years	10.17%	7.91%	12.05%
Five years	13.64%	11.98%	15.83%
Ten Years	2.84%	1.21%	N/A
Since Inception	9.94%	10.45%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 05/31/08	As of 06/30/08
TAIEX	8619.08	7523.54
% change in NTD terms	-3.37	-12.71
% change in USD terms	-3.26	-12.54
NTD Daily avg. trading volume (In Billions)	143.40	91.36
USD Daily avg. trading volume (In Billions)	4.72	3.01
NTD Market Capitalization (In Billions)	22865.42	19326.80
USD Market Capitalization (In Billions)	751.84	636.73
FX Rate: (NT$/US$)	30.4125	30.3530

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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